AGREEMENT TO TERMINATE DGWS OPTION

This Agreement (this “Agreement”) is made and entered into as of the 20th day of December, 2008 (the “Effective Date”), by and between Eternal Energy Corp. (“EERG”) and Heritage Natural Gas, Inc. (“HNG”).  EERG and HNG may be referred to herein individually as “Party” or collectively as “Parties.”

IN CONSIDERATION OF the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties agree as follows:

1.           Nature and Purpose of Agreement.  EERG and HNG entered into an agreement on the 1st day of December, 2007, under which EERG acquired the option to merge with HNG and thereby acquire ownership of HNG’s down-hole gas/water separation (“DGWS”) opportunity (the “Option Agreement”).  In consideration of HNG’s grant of the option under the Option Agreement, EERG agreed (i) to pay Westport Petroleum Company (“Westport”) One Hundred Twenty-Five Thousand US Dollars (US$125,000.00) in exchange for all of Westport’s right, title and interest in and to the rights Westport held in the Atlas Joint Venture, (ii) to drill and equip a well in Section 9-20-10W4, Alberta, Canada for purposes of natural gas production from the Bow Island reservoir with water disposal in the neighboring 10-9 well, and (iii) during the period ending on April 30th, 2009, to make all payments and to perform all covenants necessary to maintain the exclusivity under all of HNG’s DGWS contracts.  Under the terms of the Option Agreement, EERG was required to pay HNG Two Hundred Fifty Thousand US Dollars (US$250,000.00) on each of December 31, 2008 and December 31, 2009 in order to maintain the option to merge with HNG until the merger was completed.  Following the grant of the option under the Option Agreement, EERG tendered payments (net of inventory acquired by EERG) totaling Two Hundred Thirty-Five Thousand US Dollars (US$235,000) as required by the Option Agreement.  However, following HNG’s grant of the option under the Option Agreement, Zavanna, LLC, Zavanna Canada Corporation and various other plaintiffs commenced litigation against EERG, which rendered EERG unable to drill and equip a well in Section 9-20-10W4 and unable to make the payments and to perform the covenants necessary to maintain the exclusivity under HNG’s DGWS contracts.  Consequently, HNG has lost exclusive rights under its DGWS contracts.  HNG desires to terminate the Option Agreement and release all claims it may have against EERG for failing to perform its obligations under the Option Agreement.  EERG is willing to terminate the Option Agreement upon the terms and conditions set forth below.

2.           Termination of Option Agreement.  The Parties (i) hereby terminate the Option Agreement and release and discharge each other from any and all duties, rights, liabilities and obligations arising under the Option Agreement, and (ii) release and forever discharge each other and each other's stockholders, directors, officers, employees, agents, successors and assigns from any and all claims, rights, demands and damages of any kind or nature arising out of the execution, delivery, performance under and/or termination of the Option Agreement.  Accordingly, EERG acknowledges and agrees that, following its execution and delivery of this Agreement, HNG shall have the sole and exclusive right to pursue exploitation of HNG’s DGWS opportunities.

3.           Other Covenants and Agreements.

A.           Capitalized terms not otherwise defined in this Paragraph shall have the meanings given such terms in that certain License Agreement entered into by and between Down Hole Water Management, Inc. and Westport on April 1, 2005 (the “License Agreement”).  If, within six months following the date of this Agreement, a net five percent working interest “carried to the tanks” is granted in the Exclusive Territory to Down Hole Water Management, Inc. pursuant to the terms of the License Agreement, then thereafter HNG shall also require each working interest owner(s) granting such a working interest to Down Hole Water Management, Inc. in the Exclusive Territory pursuant to the terms of the License Agreement to grant EERG a net one percent over-riding royalty interest in the same well.

B.           If, within twelve months from the Effective Date, (i) HNG secures an investor (whether equity or debt) to enable it to pursue its DGWS opportunity in the Exclusive Territory, (ii) HNG engages in a business combination transaction with another entity, or (iii) HNG sells its interest in its DGWS opportunity, HNG then agrees to use good faith efforts to induce the other party to the transaction to remit to EERG all or some portion of the amount EERG has invested in the DGWS opportunity, net of inventory acquired by EERG.  The Parties agree that, as of the Effective Date, this amount is Two Hundred Thirty-Five Thousand US Dollars (US$235,000).  HNG also agrees to use good faith efforts to induce the other party in the transaction to grant to EERG a one percent over-riding royalty interest in each well in which the entity and/or EERG employs a DGWS tool.

C.           Contemporaneously with its execution and delivery of this Agreement, EERG agrees to transfer to HNG all of EERG’s right, title and interest in and to the rights EERG holds in the Atlas Joint Venture.

D.           EERG agrees, for itself and for its subsidiaries and affiliates, that it will not, for a period of three years from the Effective Date, for its or their own account or as an agent or otherwise pursuant to any contractual agreement for the account of any party other than HNG, create, organize, establish, engage in, operate, purchase or otherwise acquire an interest in, capitalize, facilitate the capitalization of, act as investment banker to, lend to, or in any manner acquire, either directly or indirectly and however structured, any business which uses or intends to use down-hole gas-water separation and disposal technologies and know how related thereto to produce natural gas within the Exclusive Territory.  Notwithstanding the foregoing, however, EERG shall have the right to sell all items of the DGWS equipment which, as of the Effective Date, it maintains in its inventory.  EERG acknowledges that the covenants made in this Subparagraph are reasonable in scope, duration and geographical area.  EERG further agree that the covenants made in this Subparagraph shall be construed as agreements independent of any other provision of this Agreement.  Hence, the covenants made in this Subparagraph shall survive the termination or expiration of this Agreement.  Moreover, the existence of any claim, right or cause of action of any kind or nature of EERG asserted or which may be asserted against HNG, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement of the covenants set forth in this Subparagraph.  In the event of the actual or threatened breach of the provisions of this Subparagraph, HNG shall have the right to obtain injunctive relief and/or specific performance and to seek any other available remedy available to it.  EERG further agrees to waive any requirement that HNG secure or post a bond in connection with such remedy.

4.           Execution of Additional Documents.  The Parties will at any time and from time to time after the Effective Date, upon request of the other Party, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to carry out the intent of this Agreement.

5.	Miscellaneous.

A.           Agreement Binding.  This Agreement shall be binding upon the Parties, their legal representatives, successors and assigns.  This Agreement contains the entire understanding of the Parties with respect to the subject matter of this Agreement and supersedes all previous verbal and written agreements.  There are no other agreements, representations, or warranties other than as set forth herein.  This Agreement may be amended only by a written instrument executed by the Parties.  No delay or failure by either Party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

B.           Law, Jurisdiction and Venue.  This Agreement and all matters and issues collateral thereto shall be construed according to the laws of the State of Colorado.  The Parties agree that the District Court of the County of Arapahoe, Colorado, shall have exclusive jurisdiction, and shall be the exclusive venue for any and all controversies and claims arising out of or relating to this Agreement or a breach thereof, except as otherwise unanimously agreed upon by the Parties.  If any Party shall commence any action or proceeding against another Party in order to enforce the provisions hereof, or to recover damages as the result of the alleged breach of any of the provisions hereof, the prevailing Party therein shall be entitled to recover all reasonable costs incurred in connection therewith, including, but not limited to, reasonable attorneys' fees.

C.           Severability.  If any provision of this Agreement becomes or is found to be illegal or unenforceable for any reason, such clause or provision must first be modified to the extent necessary to make this Agreement legal and enforceable and then if necessary, second, severed from the remainder of the Agreement to allow the remainder of the Agreement to remain in full force and effect.

D.           Captions and Gender.  All captions, titles, headings and divisions hereof are for purposes of convenience and reference only, and shall not be construed to limit or affect the interpretation of this Agreement.  As used herein, the masculine gender shall include the feminine and neuter genders, and the singular shall include the plural, and vice versa, where the context requires.

6.           Counterparts; Electronic Signatures.  For the convenience of the Parties, any number of counterparts of this Agreement may be executed by any one or more Parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.  This Agreement may be circulated for signature through electronic transmission, including, without limitation, facsimile and email, and all signatures so obtained and transmitted shall be deemed for all purposes under this Agreement to be original signatures until such time, if ever, as original counterparts are exchanged by the Parties.

In Witness Whereof, the Parties hereto have entered into this Agreement as of the Effective Date.

Eternal Energy Corp.

By:	/s/ John Anderson
Name: John Anderson, authorized signatory

Heritage Natural Gas, Inc.

By:	/s/ Bradley M. Colby
Name: Bradley M. Colby, President